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                                              CONSECO, INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                                           (unaudited)


                                                                           Three months ended           Nine months ended
                                                                              September 30,               September 30,
                                                                          ---------------------         -----------------
                                                                          1997            1996          1997         1996
                                                                          ----            ----          ----         ----

   Shares outstanding, beginning of period........................    187,210,297     83,733,248   167,128,228     81,031,828

   Weighted average shares issued (acquired) during the period:
     Shares issued in conjunction with mergers....................            -       32,181,978     9,003,627     10,727,326
     Shares issued under employee benefit and compensation plans..             81           -          109,019           -
     Exercise of stock options....................................        686,118        312,774     5,975,539      2,563,012
     Shares issued upon conversion of preferred stock.............            -        3,604,264     6,538,031      1,721,262
     Shares issued upon conversion of convertible debentures......        115,307          -         4,498,509           -
     Treasury stock acquired......................................       (197,849)       (15,984)   (8,305,664)    (1,179,900)
     Common equivalent shares related to:
       Stock options at average market price .....................      8,437,147      6,186,680    10,090,352      5,170,238
       Employee stock plans ......................................      2,301,808      2,223,684     2,222,422      2,115,724
       PRIDES.....................................................      6,823,926     14,944,374     7,001,962     13,741,008
       Convertible debentures.....................................      5,600,756          -         5,480,314           -
                                                                     ------------   ------------  ------------   ------------

   Weighted average primary shares outstanding....................    210,977,591    143,171,018   209,742,339    115,890,498
                                                                     ============   ============  ============   ============

   Net income for primary earnings per share:
     Net income as reported.......................................   $153,788,000   $ 78,078,000  $395,922,000   $174,487,000
     Less amounts applicable to preferred stock:
       Charge related to induced conversions......................            -            -       (13,201,000)          -
       Preferred stock dividends..................................            -         (790,000)           -      (9,807,000)
                                                                     ------------   ------------  ------------   ------------

   Net income for primary earnings per share......................   $153,788,000   $ 77,288,000  $382,721,000   $164,680,000
                                                                     ============   ============  ============   ============

   Net income per primary common share............................           $.73           $.54         $1.82          $1.42
                                                                             ====           ====         =====          =====


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